UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2016

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Stony Hill Road Suite 200 Yardley, PA 19067	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

2150 Cabot Blvd. West

Langhorne, PA 19047

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2016, Perry A. Karsen submitted his resignation as a member of the board of directors (the “Board”) of Alliqua BioMedical, Inc. (the “Company”), which resignation became effective on February 15, 2016 (the “Effective Date”). Mr. Karsen’s resignation was not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, or any other matter.

On the Effective Date, the Board appointed Winston Kung as a member of the Board, effective as of the Effective Date, to serve for a term expiring at the next annual meeting of the Company’s stockholders or until his successor is duly elected and qualified, or his earlier death, resignation or removal. Mr. Kung has elected to forego remuneration other than reimbursement of travel and other meeting related expenses.

Mr. Kung, age 40, is the Vice President of Business Development and Global Alliances at Celgene Corporation. He previously served as the Chief Business Officer at Celgene Cellular Therapeutics, a subsidiary of Celgene Corporation, from April 2013 to February 2015. Prior to joining Celgene Cellular Therapeutics, Mr. Kung was a director in Citigroup’s Global Healthcare Corporate and Investment Banking division, where he focused on biotech and pharmaceutical companies, from June 2010 to April 2013. He also worked as a Vice President in the Global Mergers and Acquisitions Group at Barclays (formerly Lehman Brothers) from May 2007 through June 2010. Prior to his career in investment banking, Mr. Kung worked on the business and corporate development teams at both Amgen and Genetech. He holds a B.A. in biology from Brown University and an M.B.A. from Harvard Business School. Mr. Kung brings to the Board significant healthcare and investment banking experience.

Item 8.01	Other Events.

On February 19, 2016, the Company issued a press release announcing the appointment of Mr. Kung to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release dated February 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: February 19, 2016	By:	/s/ Brian Posner
Name: Brian Posner Title: Chief Financial Officer